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                                                            EXHIBIT 4.1


                             WOODROAST SYSTEMS, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
                     CLASS A 8% CONVERTIBLE PREFERRED STOCK

                       ----------------------------------

                      Pursuant to Section 401(3)(b) of the
               Business Corporation Act of the State of Minnesota

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    WOODROAST SYSTEMS, INC., a corporation organized and existing under the
Business Corporation Act of the State of Minnesota ("Corporation"),

    DOES HEREBY CERTIFY: That, pursuant to authority conferred upon the Board of Directors of the Corporation ("Board") by the Amended and Restated Articles of Incorporation of said Corporation, and pursuant to the provisions of Section 401 of the Minnesota Business Corporation Act, said Board duly determined that 117,500 shares of Preferred Stock shall be designated "Class A 8% Convertible Preferred Stock," and to that end the Board adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Class A 8% Convertible Preferred Stock, which resolution is as follows:

         RESOLVED, that the Board, pursuant to the authority vested in it by the provisions of the Amended and Restated Articles of Incorporation of the Corporation, hereby creates a series of Preferred Stock of the Corporation, par value $10.00 per share, to be designated as "Class A 8% Convertible Preferred Stock" and to consist of an aggregate of 117,500 shares. The Class A 8% Convertible Preferred Stock shall have such designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions as follows:

    a. Designations and Amount. 117,500 shares of the Preferred Stock of the Corporation, par value $10.00 per share, shall constitute a class of Preferred Stock designated as "Class A 8% Convertible Preferred Stock" ("Class A Preferred Stock"). The Class A Preferred Stock shall have a stated value of $10.00 per share ("Stated Value").

    b. Rank. The Class A Preferred Stock shall rank senior to all classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding, including, without limitation, the Common Stock, par value $.005 per share ("Common Stock") of the Corporation, and any other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding (collectively, the "Junior Securities"). The Corporation will not issue any class or series of any class or capital stock which ranks senior to or pari passu with the Class A Preferred Stock with respect to dividend rights or rights on liquidation or dissolution of the Corporation.

    c.   Dividends.



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                  (a) Each share of Class A Preferred Stock will earn cumulative dividends at the per annum rate of 8% of the Stated Value (or $.80 per share) of such Class A Preferred Stock (pro rated for shorter periods) ("Preferred Dividend"). The Preferred Dividends shall accrue and be paid only in accordance with Paragraph 3(b) below.

                  (b) Preferred Dividends shall be payable upon (i) the conversion of the Class A Preferred Stock into shares of Common Stock in accordance with Section 7 (such Preferred Dividends accruing through the date of conversion), (ii) in the event of any liquidation or similar event as described in Section 4 below (such Preferred Dividends accruing through the date of distribution of the Company's assets) and (iii) the redemption of the Class A Preferred Stock as provided in Section 5 (such Preferred Dividends accruing through the date of redemption). Dividends accruing for any period less than a full dividend period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

                  (c) The Corporation may not declare or pay any dividend (except dividends payable solely in shares of Common Stock) or make any distribution of assets on, or redeem, purchase or otherwise acquire, Junior Securities, while any Class A Preferred Stock is outstanding.

         d.           Rights on Liquidation, Dissolution or Winding Up, etc.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

                      (i) The holders of Class A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Securities an amount equal to the greater of (A) the Stated Value of each Class A Preferred Stock then outstanding plus an amount equal to the accrued but unpaid Preferred Dividends on such shares of Class A Preferred Stock as of the date such payment is made to the holders of Class A Preferred Stock, or (B) the amount the holders of Class A Preferred Stock would have received had the holder of Class A Preferred Stock converted the Class A Preferred Stock (and all Preferred Dividends) into Common Stock as provided in Section 7 immediately prior to the record date for such voluntary or involuntary liquidation, dissolution or winding up.

                      (ii) If there is a distribution pursuant to Section 4(a)(i)(A) or 4(a)(i)(B) hereof, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of issued and outstanding shares of Common Stock.

         e. Redemption Rights. Subject to conversion rights set forth in Section 7 of this Certificate, the Company may redeem all, but not less than all of the Class A Preferred Stock, upon 20 days' written notice to the holders thereof at a price equal to 120% of the sum of (i) the Stated Value of the Class A Preferred Stock being redeemed plus (ii) all accrued and unpaid Preferred Dividends thereon through the date of redemption, but only if a registration statement registering the shares of Common Stock into which the Class A Preferred Stock, including the Preferred Dividends thereon, may convert (collectively "Conversion Shares") is then current and effective.

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         f.             Voting Rights. The holders of Class A Preferred Stock
                  shall have no voting rights until such time as they convert their Class A Preferred Stock into Common Stock, except as provided by law.

         g.             Conversion of Class A Preferred Stock.

                  i.          The holders of Class A Preferred Stock shall have
                        the right, at such holders' option, at any time or from time to time, to convert each share of Class A Preferred Stock (together with the accrued Preferred Dividends payable thereon through the Conversion Date (as defined in subsection 7(c) below) into the number of shares of Common Stock calculated in accordance with paragraph 7(b) below.

                  ii.         The number of shares of Common Stock to be issued
                        upon conversion of the Class A Preferred Stock, including the Class A Preferred Stock issued upon payment of the Preferred Dividends, will be determined by dividing the aggregate Stated Value of the Class A Preferred Stock being converted plus the amount of accrued dividends, by the lesser of (i) 80% ("Conversion Rate") of the average Closing Bid Price (as hereinafter defined) of a share of Common Stock for the five consecutive trading days ending on the trading day prior to the Conversion Date or (ii) $1.125 (the price determined by the foregoing subsections (i) and (ii) is referred to herein as the "Conversion Price"). Notwithstanding the foregoing, the Conversion Rate shall
                        (a) under certain circumstances, be reduced to the "Reduced Rates" set forth in subsection 7 (b) (I) below and (b) from and after November 19, 1998, the then effective Conversion Rate (or Reduced Rates, as the case may be) shall be reduced by five percentage points. In addition, the Conversion Price shall be adjusted for stock splits, stock dividends and recapitalizations as set forth in subsection 7 (b) (II) below.

                        (I) Reduced Rates. If the Conversion Shares are not registered by the Corporation with the Securities and Exchange Commission ("Commission") pursuant to a registration statement ("Registration Statement") which is declared effective by the Commission and cleared by the National Association of Securities Dealers Inc. on or before the close of business on the 120th day after the Closing ("Closing") of the private placement of the Class A Preferred Stock ("Target Date"), then on the Target Date and on each monthly anniversary of the Target Date until the earlier of the date that the Registration Statement is so declared effective and cleared ("Effective Date") or the fourth monthly anniversary of the Target Date, the Conversion Rate will be reduced to the Reduced Rates as indicated below:

         Reduced Rate                         Date of Reduction
         ------------                         -----------------
             79.0%                             Target Date ("T")
             78.0%                             T+one month
             77.0%                             T+two months
             76.0%                             T+three months
             75.0%                             T+four months

         The "Closing Bid Price" shall mean the closing bid price for the Corporation's Common Stock, as reported by The Nasdaq Stock Market if the Common Stock is quoted on the Nasdaq National Market or

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Nasdaq SmallCap Market, or the last sales price of the Common Stock if the
Common Stock is listed on a national securities exchange, whichever is the principal trading market for the Common Stock. If the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, but is traded in the over-the-counter market, the Closing Bid Price shall mean the closing bid price for the Common Stock, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated, or similar publisher of such quotations. If the Closing Bid Price cannot be determined pursuant to the above, the Closing Bid Price shall be such price as the Board of Directors of the Company shall determine in good faith.

                        (II) Adjustment for Stock Splits, Stock Dividends and other Recapitalizations.

                             (i)     Merger or Consolidation.  If any of the
following shall occur: (a) any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination described in subsection (ii) directly below), (b) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change in, outstanding shares of Common Stock, or (c) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then in addition to all of the rights granted to the holders of the Class A Preferred Stock as designated herein, each share of the Class A Preferred Stock (and the Preferred Dividend thereon) immediately prior to such reclassification, change, consolidation or merger ("Corporate Change") shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon the Corporate Change by a holder of the number of shares of Common Stock deliverable upon conversion of such shares of the Class A Preferred Stock (including the Preferred Dividend thereon). If, in the case of any such Corporate Change, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of capital stock or other securities and property of a corporation other than the corporation which is the successor of the Corporation in such Corporate Change, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Class A Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The Corporation shall not effect any transaction described in this subsection (II) unless (x) each holder of the Class A Preferred Stock has been mailed written notice of such transaction at least 20 days prior thereto and in no event later than 10 days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (y) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection 7 (b)(II)(i). The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                             (ii)    Adjustment Due to Stock Split, Stock
Dividend, Etc. If at any time when any shares of Class A Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price set forth in 7(b)(ii) above shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, such Conversion Price shall be proportionately increased.

                             (iii)   Other Events.  If any event occurs as to
which the foregoing provisions of this Section 7 (b) (II) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Corporation, fairly and adequately protect the conversion

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rights of the Class A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price or decreasing the number of shares of Common Stock issuable upon conversion of any shares of Class A Preferred Stock.

                             (iv)  Calculation of Adjustment.  Upon the
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price in effect at the time and
(c) the number of shares of Common Stock and the amount, if any, of other securities or properties which at the time should be received upon conversion of a share of Class A Preferred Stock.

              (c) In order to convert the Class A Preferred Stock and Preferred Dividends into shares of Common Stock, a holder shall give written notice ("Written Notice") to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Conversion Shares are to be issued. The Written Notice must be delivered via telecopier prior to 3:00 p.m. EST on any day and shall be deemed to be received by the Corporation upon receipt by it or by its general counsel. The Corporation shall, as soon as practicable, but not later than the second business day thereafter, issue and deliver to a location in New York City designated by such holder, a certificate or certificates for the number of Conversion Shares to which such holder shall be entitled as aforesaid. If the Corporation fails to deliver the Conversion Shares to such holder within such two days, it shall pay to such holder a penalty fee of $100 a day until the day the Conversion Shares are delivered and received by the holder. Such remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the holder under law or in equity. Simultaneously with such delivery, such holder shall surrender the certificate or certificates for the Class A Preferred Stock duly endorsed for transfer to an overnight courier service for delivery to the Corporation or its general counsel the next business day after the Conversion Date. Such conversion shall be deemed to have been made immediately prior to the close of business on the date which the Written Notice is received by the Corporation in accordance herewith ("Conversion Date"), and the person or persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such Conversion Date.

              (d) The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of the Class A Preferred Stock and Preferred Dividend. If any fractions of a share would, but for this Section, be issuable upon any conversion, in lieu of such fractional share the Company shall round up or down to the nearest whole number of Conversion Shares.

              (e) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion of the then outstanding shares of the Class A Preferred Stock and payment of the Preferred Dividend pursuant to this Section 7. All Conversion Shares shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue Conversion Shares, the Corporation will endeavor

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to comply with all applicable Federal and state securities laws and will endeavor to list such Conversion Shares on each securities exchange on which Common Stock is listed and endeavor to maintain such listing for such period of time as either the Class A Preferred Stock or Common Stock issuable upon conversion of such Class A Preferred Stock remains outstanding.

              (f) If any Class A Preferred Stock is issued and outstanding on February 19, 2001, such Class A Preferred Stock and the Preferred Dividends thereon through such date shall, without any action on the part of the holder thereof, be automatically converted into Common Stock on that date at the then Conversion Price.

              (g) In the event any shares of Class A Preferred Stock shall be converted pursuant to Section 7 hereof, the shares of Class A Preferred Stock so converted shall be canceled.

              (h) The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class A Preferred Stock against impairment.

         h. Amendments and Other Actions. So long as shares of Class A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of all of the then outstanding shares of Class A Preferred Stock:

                  i. alter or change the rights, preferences or privileges of the Class A Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Class A Preferred Stock; or

                  (b) create any new class or series of senior to or pari passu with the Class A Preferred Stock.

         Notwithstanding the foregoing, the Corporation when authorized by resolutions of its Board of Directors may amend or supplement this Certificate without the consent of any holder of Class A Preferred Stock to cure any ambiguity, defect or inconsistency or make any other change provided that such amendments or supplements shall not adversely affect the interests of such holders.

         i. Registration and Transfer. The Corporation shall maintain at its principal executive offices (or at the principal executive offices of its transfer agent or such other office or agency of the Corporation as it may designate by notice to the holders of the Class A Preferred Stock) a stock register for the Class A Preferred Stock in which the Corporation shall record the names and addresses of persons in whose names the shares of Class A Preferred Stock are issued, as well as the name and address of each transferee. Holders of share certificates for the Class A Preferred Stock may present such certificates for transfer and exchange at such offices.


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         Prior to due presentment for registration of transfer of any
Class A Preferred Stock, the Corporation may deem and treat the person in whose name any Class A Preferred Stock is registered as the absolute owner of such Class A Preferred Stock and the Corporation shall not be affected by notice to the contrary.

         No service charge shall be made to a holder of Class A Preferred Stock for any registration, transfer or exchange.

    Such resolution was signed by the President and Secretary of the Corporation.

    IN WITNESS WHEREOF, we have executed this Certificate of Designation this 19th day of February, 1998.


                                           WOODROAST SYSTEMS, INC.


                                           By:      /s/ Ralph J. Guarino
                                              ------------------------------
                                               Ralph J. Guarino, President



                                           By:      /s/ Mark D. Dacko
                                              ------------------------------
                                               Mark D. Dacko, Secretary


                  STATE OF MINNESOTA
                  DEPARTMENT OF STATE
                         FILED
                     FEB 19, 1998
                /s/ Joan Anderson Growe
                  Secretary of State


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